Exhibit 5.1

July 16, 2004

Xenogen Corporation

860 Atlantic Avenue

Alameda, CA 94501

RE:	REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 16, 2004 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 1,452,059 to be issued pursuant to outstanding options under your 1996 Stock Option Plan, 1,018,328 shares of your common stock to be issued under your 2004 Equity Incentive Plan, 150,000 shares of your common stock to be issued under your 2004 Director Stock Plan and 200,000 shares of your common stock to be issued pursuant to an individual non-statutory stock option agreement (together, the “Plans”). Such shares of common stock are referred to herein as the “Shares.”

As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares. It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans, and pursuant to the agreements that accompany the Plans, as applicable, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

/s/ WILSON SONSINI GOODRICH & ROSATI

Professional Corporation